Exhibit 99.1

EXPLANATORY NOTE

On September 23, 2015, Antero Midstream Partners LP (the “Partnership”) and its wholly owned subsidiary, Antero Treatment LLC (“Antero Treatment”), entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) with Antero Resources Corporation (“Antero”). Pursuant to the terms of the Contribution Agreement, Antero agreed to contribute (the “Water Acquisition”) (i) all of the outstanding limited liability company interests of Antero Water LLC (“Antero Water”) to the Partnership and (ii) all of the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, to Antero Treatment (collectively, (i) and (ii) are referred to herein as the “Contributed Assets”). In consideration for the contribution of the Contributed Assets, the Partnership (i) paid Antero a cash distribution equal to $552.5 million, less $171 million of assumed debt, (ii) issued 10,988,421 common units representing limited partner interests in the Partnership to Antero and distributed proceeds of approximately $241 million from a private placement of common units to the Partnership and (iii) has agreed to pay Antero (a) $125 million in cash if Antero purchases 176,295,000 barrels or more of fresh water from the Partnership during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if Antero purchases 219,200,000 barrels or more of fresh water from the Partnership during the period between January 1, 2018 and December 31, 2020.

The information in this report includes periods prior to the Water Acquisition, Consequently, the Partnership’s combined consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Antero Water because the transaction was between entities under common control. Antero Water’s operations through September 23, 2015 consist entirely of water distribution.

References in these financial statements to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods prior to November 10, 2014, refer to Antero’s gathering, compression and water assets, our predecessor for accounting purposes.  References to “the Partnership,” “we,” “our,” “us” or like terms, when referring to periods between November 10, 2014 and September 23, 2015 refer to the Partnership’s gathering and compression assets, and Antero’s water assets. References to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods since September 23, 2015 or when used in the present tense or prospectively, refer to the Partnership.

Part II, Item 6.  Selected Financial Data

The following table presents selected historical financial data, for the periods and as of the dates indicated, for Antero Midstream Partners LP and our Predecessor. Our Predecessor for accounting purposes consisted of Antero Resources Corporation’s (“Antero”) gathering and compression and water assets. The Partnership was originally formed as Antero Resources Midstream LLC and converted into a limited partnership in connection with the completion of the Partnership’s initial public offering (the “IPO”) of common units representing limited partner interests in the Partnership on November 10, 2014. The information in this report includes periods prior to the acquisition of Antero Water LLC (“Antero Water”) by Antero Midstream Partners LP (the “Partnership”) (the “Water Acquisition”), which occurred on September 23, 2015, all of which are entities under common control. Consequently, the Partnership’s combined consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Antero Water. Antero Water’s operations through September 23, 2015 consist entirely of water distribution.

The selected statements of operations and statements of cash flow data for the years ended December 31, 2011, 2012, 2013, and 2014 and the balance sheet data as of December 31, 2012, 2013 and 2014 are derived from our audited consolidated financial statements.

	Year ended December 31,
($ in thousands, except per unit amounts)	2011	2012	2013	2014
Revenue:
Revenue - affiliate	$441	$647	$58,234	$258,029
Revenue - Third-party	—	—	—	8,245
Total revenue	441	647	58,234	266,274
Operating expenses:
Direct operating	802	698	7,871	48,821
General and administrative (before equity-based compensation)	397	2,977	9,716	18,748
Equity-based compensation	—	—	24,349	11,618
Depreciation	997	1,679	14,119	53,029
Total operating expenses	2,196	5,354	56,055	132,216
Operating income (loss)	(1,755)	(4,707)	2,179	134,058
Interest expense	2	8	164	6,183
Net income (loss)	$(1,757)	$(4,715)	$2,015	$127,875

Net income attributable to Antero Midstream Partners LP subsequent to IPO				29,656
Less: General partner’s interest in net income subsequent to IPO				(22,234)
Limited partners’ interest in net income subsequent to IPO				$7,422
Net income attributable to Antero Midstream Partners LP subsequent to IPO per limited partner unit (basic and diluted)(1):
Common units				$0.05
Subordinated units				$0.05

	Year ended December 31,
($ in thousands)	2011	2012	2013	2014
Balance sheet data (at period end):
Cash and cash equivalents		$—	$—	$230,192
Property and equipment, net		180,249	793,330	1,531,595
Total assets		180,408	808,337	1,816,610
Long-term indebtedness		—	—	115,000
Total capital		144,897	732,061	1,620,903
Cash flow data:
Net cash provided by (used in) operating activities	$(618)	$(3,236)	$38,245	$169,433
Net cash used in investing activities	(15,795)	(117,347)	(598,177)	(797,505)
Net cash provided by financing activities	16,413	120,583	559,932	858,264
Other financial data:
Adjusted EBITDA(2)	$(758)	$(3,028)	$40,647	$198,705

(1)         Earnings per unit is not provided for historical periods prior to the contribution of Antero Midstream LLC to us, or the Water Acquisition because the nature of our Predecessor makes the presentation of earnings per unit not relevant, or comparable on a prospective basis, for investors.

(2)         For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “—Non-GAAP Financial Measure” below.

Non-GAAP Financial Measure

We use Adjusted EBITDA and Distributable Cash Flow as performance measures to assess the ability of our assets to generate cash sufficient to pay interest costs, support indebtedness and make cash distributions. Adjusted EBITDA is a financial measure reported to our lenders and used as a gauge for compliance with some of the financial covenants included in our revolving credit facility. We define Adjusted EBITDA as net income (loss) before equity-based compensation expense, interest expense, interest income, income taxes and depreciation and amortization expense. We define Distributable Cash Flow as Adjusted EBITDA less cash interest paid and ongoing maintenance capital expenditures paid during the period the assets were owned by the Partnership. Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute.

We use Adjusted EBITDA and Distributable Cash Flow to assess:

•                  the financial performance of our assets, without regard to financing methods in the case of adjusted EBITDA, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions;

•                  our operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. The GAAP measures most directly comparable to Adjusted EBITDA and Distributable Cash Flow are net income and net cash provided by (used in) operating activities. The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as an alternative to the GAAP measure of net income. Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect net income. You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analysis of results as reported under GAAP. Our definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

The following table represents a reconciliation of our Adjusted EBITDA and Distributable Cash Flow to the most directly comparable GAAP financial measures for the periods presented:

	Year ended December 31,
($ in thousands)	2011	2012	2013	2014
Reconciliation of Net Income (loss) to Adjusted EBITDA and Distributable Cash Flow attributable to Antero Midstream Partners LP:
Net income (loss)	$(1,757)	$(4,715)	$2,015	$127,875
Add:
Interest expense	2	8	164	6,183
Depreciation expense	997	1,679	14,119	53,029
Equity-based compensation expense	—	—	24,349	11,618
Adjusted EBITDA	$(758)	$(3,028)	$40,647	$198,705
Adjusted EBITDA attributable to Antero Midstream Partners LP subsequent to IPO				43,012
Less:
Cash interest paid (2)				(690)
Maintenance capital expenditures (1) (2)				(2,112)
Adjusted EBITDA attributable to Antero Water subsequent to IPO (3)				(26,333)
Add:
Cash interest paid - Antero Water (3)				359
Maintenance capital expenditures - Antero Water (3)				955
Distributable cash flow attributable to Antero Midstream Partners LP				$15,191

Reconciliation of Adjusted EBITDA to Cash Provided by (Used in) Operating Activities:
Adjusted EBITDA	$(758)	$(3,028)	$40,647	$198,705
Less:
Interest expense	(2)	(8)	(164)	(6,183)
Changes in operating assets and liabilities	142	(200)	(2,238)	(23,224)
Plus:
Amortization of deferred financing costs	—	—	—	135
Net cash provided by (used in) operating activities	$(618)	$(3,236)	$38,245	$169,433

(1)         Maintenance capital expenditures represent that portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and compression systems that we believe will be necessary to offset the natural production declines Antero will experience on all of its wells over time, and (ii) water distribution to new wells necessary to maintain the average throughput volume on our systems.

(2)         Cash interest paid and maintenance capital expenditures include gathering and compression and water handling activities.

(3)         As Antero Water and the Partnership are entities under common control, Adjusted EBITDA attributable to Antero Water subsequent to IPO, Antero Water cash interest paid and Antero Water maintenance capital expenditures are added back in the distributable cash flow calculation, because total distributable cash flow is not retrospectively recast for the Water Acquisition.

Part II, Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our combined consolidated financial statements and related notes included elsewhere in this report. The information provided below supplements, but does not form part of, our financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of our management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, please read “Item 1A. Risk Factors.” and the section entitled “Cautionary Statement Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 25, 2015.  We do not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

References in this report to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods prior to November 10, 2014, refer to Antero’s gathering, compression and water assets, our predecessor for accounting purposes.  References to “the Partnership,” “we,” “our,” “us” or like terms, when referring to periods between November 10, 2014 and September 23, 2015 refer to the Partnership’s gathering and compression assets, and Antero’s water assets. References to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods since September 23, 2015 or when used in the present tense or prospectively, refer to the Partnership.

Overview

We are a growth-oriented limited partnership formed by Antero to own, operate and develop midstream energy assets to service Antero’s rapidly increasing production. Our assets consist of gathering pipelines, compressor stations and water handling assets, through which we provide midstream and water handling services to Antero under a long-term, fixed-fee contract. Our assets are located in the rapidly developing liquids-rich southwestern core of the Marcellus Shale in northwest West Virginia and the liquids-rich core of the Utica Shale in southern Ohio, two of the premier North American shale plays. We believe that our strategically located assets and our relationship with Antero position us to become a leading midstream energy company serving the Marcellus and Utica Shales.

Initial Public Offering

On November 10, 2014, we completed our IPO of 46,000,000 common units representing limited partnership interests at a price of $25.00 per common unit. At the closing of the IPO, Antero contributed its gathering and compression assets to Antero Midstream LLC (“Midstream Operating”), and the ownership of Midstream Operating was contributed to us.

At December 31, 2014, the public owned 46,000,000 common units, representing a 30.3% limited partner interest in the Partnership. Antero and its affiliates owned the remaining 29,940,957 common units and all 75,940,957 subordinated units, representing an aggregate 69.7% of the limited partner interest in the Partnership.

Net proceeds received by us from the IPO were approximately $1.1 billion, after deducting underwriting discounts, structuring fees and expenses.  We used $843 million to repay indebtedness assumed from Antero, to reimburse Antero for certain capital expenditures incurred, and to redeem 6,000,000 common units held by Antero. We retained $250 million of the net proceeds for general partnership purposes.

Water Acquisition

On September 23, 2015, the Partnership and Antero Treatment entered into the Contribution Agreement with Antero. Pursuant to the terms of the Contribution Agreement, Antero agreed to contribute (i) all of the outstanding limited liability company interests of Antero Water LLC to the Partnership and (ii) all of the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, to Antero Treatment. In consideration for the contribution of the Contributed Assets, the Partnership (i) paid Antero a cash distribution equal to $552.5 million, less $171 million of assumed debt, (ii) issued 10,988,421 common units representing limited partner interests in the Partnership to Antero and distributed proceeds of approximately $241 million from a private placement of common units to the Partnership and (iii) has agreed to pay Antero (a) $125 million in cash if Antero purchases 176,295,000 barrels or more of fresh water from the Partnership during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if Antero purchases 219,200,000 barrels or more of fresh water from the Partnership during the period between January 1, 2018 and December 31, 2020.

Revolving Credit Facility

On November 10, 2014, in connection with the IPO, we entered into a revolving credit facility that will mature on November 10, 2019 (“revolving credit facility”). Our original revolving credit facility provides for lender commitments of $1.0 billion, subject to maintenance of the required financial ratios, and was amended and increased to $1.5 billion in connection with the Water Acquisition. See “—Capital Resources and Liquidity.”

Recent Trends and Uncertainties

The gathering and compression agreement with Antero provides for fixed fee structures, and we intend to continue to pursue additional fixed fee opportunities with Antero and third parties in order to avoid direct commodity price exposure. However, to the extent that our future contractual arrangements with Antero or third parties do not provide for fixed fee structures, we may become subject to commodity price risk. We are subject to commodity price risks to the extent that they impact Antero’s development plan and therefore our gathering volumes. Global energy commodity prices have declined precipitously as a result of several factors including increased worldwide supplies, a stronger U.S. dollar, relatively mild weather in the U.S., and strong competition among oil producing countries for market share.  Specifically, prices for WTI have declined from approximately $106.00 per Bbl in June 2014 to less than $50.00 per Bbl in September 2015.  Henry Hub natural gas has traded below $3.00 per MMBtu throughout 2015 compared to prices a year ago in January 2014 of around $4.40 per MMBtu. In response to these market conditions and concerns about access to capital markets, U.S. exploration and development companies have significantly reduced capital spending plans. Antero’s capital budget for 2015 is projected to be $1.8 billion, a 41% reduction from 2014.  Antero plans to operate an average of 14 drilling rigs in 2015 down from 21 at December 31, 2014 and to complete 130 horizontal Marcellus and Utica wells in 2015, down from 177 in 2014.  A further or extended decline in commodity prices could cause some of the development and production projects of Antero or third parties to be uneconomic or less profitable, which could reduce gathering volumes in our current and future potential areas of operation. Those reductions in gathering volumes could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

Sources of Our Revenues

Our gathering and compression revenues are driven by the volumes of natural gas and condensate we gather and compress, and our water handling revenues are driven by the quantities of fresh water delivered to our customers for use in their well completion operations. Pursuant to our long-term contracts with Antero, we have secured 20-year dedications covering a significant portion of Antero’s current and future acreage for gathering and compression services. We have also entered into a 20-year water services agreement covering Antero’s 565,000 net acres in West Virginia, Ohio and Pennsylvania, with a right of first offer on all future areas of operation. Under the agreement, we will receive a fixed fee for all fresh water deliveries by pipeline directly to the well site, subject to annual CPI adjustments. All of Antero’s existing acreage is dedicated to us for gathering and compression services except for the existing third-party commitments, which includes 131,000 Marcellus Shale net leasehold acres characterized by dry gas and liquids-rich production that have been previously dedicated to third-party gatherers.

Our gathering and compression operations are substantially dependent upon natural gas and oil and condensate production from Antero’s upstream activity in its areas of operation. In addition, there is a natural decline in production from existing wells that are connected to our gathering systems. Although we expect that Antero will continue to devote substantial resources to the development of oil and gas reserves, we have no control over this activity and Antero has the ability to reduce or curtail such development at its discretion.

Our water handling operations are substantially dependent upon the number of wells drilled and completed by Antero. As of December 31, 2014, Antero’s estimated net proved, probable and possible reserves were 12.7 Tcfe, 21.8 Tcfe and 6.3 Tcfe, respectively, of which 83% was natural gas. As of December 31, 2014, Antero’s drilling inventory consisted of 5,331 identified potential horizontal well locations which provides us with significant opportunity for growth as Antero’s robust drilling program continues and its production increases.

Segments

We conduct our business through two operating segments:

Gathering and compression. Our gathering and compression segment includes a network of gathering pipelines and compressor stations that collects oil and natural gas products from Antero’s operations in the Marcellus and Utica Shales. Our gathering and compression segment contributed approximately 36% of our total revenues for the year ended December 31, 2014. In addition, the segment’s capital expenditures accounted for approximately 73% of our total capital expenditures over that same period.

Water handling. Our water handling segment includes two independent fresh water distribution systems that distribute fresh water from the Ohio River and several other regional water sources for well completion operations in Antero’s Marcellus and Utica Shale operating areas. These systems consist of permanent buried pipelines, portable surface pipelines and fresh water storage facilities, as well as pumping stations to transport the fresh water throughout the pipeline networks. Our water handling segment contributed approximately 64% of our total revenues for the year ended December 31, 2014. In addition, the segment’s capital expenditures accounted for approximately 27% of our total capital expenditures over that same period. Because our water handling operations are primarily dependent upon well completions, we expect water handling revenues to be more sensitive to changes in Antero’s capital program than gathering and compressions revenues.

How We Evaluate Our Operations

We use a variety of financial and operational metrics to evaluate our performance. These metrics help us identify factors and trends that impact our operating results, profitability and financial condition. The key metrics we use to evaluate our business are provided below.

Adjusted EBITDA and Distributable Cash Flow

We use Adjusted EBITDA and Distributable Cash Flow as performance measures to assess the ability of our assets to generate cash sufficient to pay interest costs, support indebtedness and make cash distributions. Adjusted EBITDA and Distributable Cash flow are non-GAAP financial measures. See “Item 6. Selected Financial Data—Non-GAAP Financial Measure,” for more information regarding these financial measures, including a reconciliation of Adjusted EBITDA and Distributable Cash Flow to the most directly comparable GAAP measures.

Natural Gas and Oil and Condensate Throughput

We must continually obtain additional supplies of natural gas and oil and condensate to maintain or increase throughput on our systems. Our ability to maintain existing supplies of natural gas and oil and condensate and obtain additional supplies is primarily impacted by our acreage dedication and the level of successful drilling activity by Antero and, to a lesser extent in the future, the potential for acreage dedications with and successful drilling by third party producers. Any increase in our throughput volumes over the near term will likely be driven by Antero continuing its robust drilling and development activities in its Marcellus and Utica Shale acreage. In the short term, we expect increases in high pressure gathering and compression throughput volumes to be less than that for low pressure gathering revenues, in part because a percentage of Antero’s high pressure gathering and compression needs will be met by existing third-party providers.

Fresh Water Throughput

Because the necessity for fresh water is primarily driven by hydraulic fracturing activities conducted as part of well completions, our fresh water throughput volumes are not directly impacted by ongoing production volumes. Antero’s consolidated acreage positions allow us to distribute fresh water for Antero’s completion activities in a more efficient manner. However, to the extent that Antero’s drilling and completion schedule is not met, or Antero uses less fresh water in its well completion operations than expected (for example, as a result of drilling shorter laterals), our fresh water throughput volumes may decline.

Principal Components of Our Cost Structure

The primary components of our operating expenses that we evaluate include direct operating expense, general and administrative expenses, depreciation expense and interest expense.

Direct Operating Expense

We seek to maximize the profitability of our operations in part by minimizing, to the extent appropriate, expenses directly tied to operating and maintaining our assets. Direct labor costs, water disposal, pigging, fuel, monitoring costs, repair and non-capitalized maintenance costs, utilities and contract services comprise the most significant portion of our direct operating expense. We schedule maintenance over time to avoid significant variability in our direct operating expense and minimize the impact on our cash flow. The primary drivers of our direct operating expense include:

•                  gathering and compression throughput in the Marcellus and Utica Shales;

•                  well completions in the Marcellus and Utica Shales for which we deliver fresh water;

•                  maintenance and contract service costs;

•                  regulatory and compliance costs;

•                  operating costs associated with our internal growth projects, including:

•                  increases in miles of pipeline;

•                  additional compressor stations; and

•                  ad valorem taxes.

General and Administrative Expenses

Our general and administrative expenses include direct charges for operations of our assets and costs allocated by Antero. These costs relate to: (i) various business services, including payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including equity-based compensation. These expenses are charged or allocated to us based on the nature of the expenses and are allocated based on a combination of our proportionate share of Antero’s gross property and equipment, capital expenditures and direct labor costs, as applicable. Management believes these allocation methodologies are reasonable.

Our general and administrative expenses include equity-based compensation costs allocated by Antero to us for grants made pursuant to: (i) Antero’s Long-Term Incentive Plan (the “Antero LTIP”), (ii) profits interests awards valued in connection with the Antero reorganization pursuant to its initial public offering of common stock, which closed on October 16, 2013, and (iii) grants made to Antero employees under our own plan.

In connection with the IPO, our general partner adopted the Antero Midstream Partners Long-Term Incentive Plan (“Midstream LTIP”), and on November 12, 2014, the Partnership granted 20,000 restricted units and 2,361,440 phantom units under the plan. For accounting purposes, these units are treated as if they are distributed from us to Antero. During the year ended December 31, 2014, Antero recognized approximately $2 million in equity-based compensation related to these awards, $0.5 million of which was allocated to us and included in our general and administrative expenses. We will be allocated a portion of approximately $66.7 million of unrecognized equity-based compensation expense related to the Midstream LTIP over the remaining service period of the awards.

Depreciation Expense

Depreciation expense consists of our estimate of the decrease in value of the assets capitalized in property and equipment as a result of using the assets throughout the applicable year. Depreciation is computed over the asset’s estimated useful life using the straight-line basis. Gathering pipelines and compressor stations are depreciated over a 20 year useful life. Fresh water distribution systems are depreciated over a 5 to 20 year useful life. Specifically, we use a useful life of 5 years for our surface pipelines and equipment, and a useful life of 20 years for our permanent buried pipeline systems.

Interest Expense

Interest expense represents interest related to: (i) borrowings under a credit facility agreement between Antero Midstream LLC (“Midstream Operating”), and the lenders under Antero’s credit facility that were incurred for the acquisition of our gathering and compression assets (the “midstream credit facility”), (ii) borrowings under a credit facility agreement between Antero Water LLC (“Antero Water”), and the lenders under Antero’s credit facility that were incurred for the Water Acquisition (the “water facility”), (iii) capital leases and  (iv) commitment fees and amortization of deferred financing costs incurred under our revolving credit facility that we entered into in connection with the closing of the IPO. In 2013, interest expense related to capital leases.

Items Affecting Comparability of Our Financial Results

The historical financial results of our Predecessor discussed below may not be comparable to our future financial results primarily as a result of the significant increase in the scope of our operations over the last several years. Our gathering and compression and water handling systems are relatively new, having been substantially built within the last two years. Accordingly, our revenues and expenses over that time reflect the significant ramp up in our operations. Similarly, Antero has experienced significant growth in its production and drilling and completion schedule over that same period. Accordingly, it may be difficult to project trends from our historical financial data going forward.

Results of Operations

Year Ended December 31, 2013 Compared to Year Ended December 31, 2014

We have two operating segments: (1) gathering and compression, and (2) water handling. The operating results and assets of our reportable segments were as follows for the year ended December 31, 2013 and 2014:

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Year Ended December 31, 2013
Revenues:
Revenue - affiliate	$22,363	$35,871	$58,234

Operating expenses:
Direct operating	2,079	5,792	7,871
General and administrative (before equity-based compensation)	7,193	2,523	9,716
Equity-based compensation	15,931	8,418	24,349
Depreciation	11,346	2,773	14,119
Total	$36,549	$19,506	$56,055
Operating income (loss)	$(14,186)	$16,365	$2,179
Interest expense	$146	$18	$164
Net income (loss)	$(14,332)	$16,347	$2,015

Year Ended December 31, 2014
Revenues:
Revenue - affiliate	$95,746	$162,283	$258,029
Revenue - Third-party	—	8,245	8,245
Total revenues	$95,746	$170,528	$266,274

Operating expenses:
Direct operating	15,470	33,351	48,821
General and administrative (before equity-based compensation)	13,416	5,332	18,748
Equity-based compensation	8,619	2,999	11,618
Depreciation	36,789	16,240	53,029
Total	$74,294	$57,922	$132,216
Operating income	$21,452	$112,606	$134,058
Interest expense	$4,620	$1,563	$6,183
Net income	$16,832	$111,043	$127,875

The following table sets forth selected operating data for the year ended December 31, 2013 compared to the year ended December 31, 2014:

	Year ended December 31,		Amount of	Percentage
	2013	2014	Increase	Change
	($ in thousands, except average realized fees)
Revenue:
Revenue - affiliate	$58,234	$258,029	$199,795	343%
Revenue - Third-party	—	8,245	8,245	*
Total revenue	58,234	266,274	208,040	357%
Operating expenses:
Direct operating	7,871	48,821	40,950	520%
General and administrative (before equity-based compensation)	9,716	18,748	9,032	93%
Equity-based compensation	24,349	11,618	(12,731)	(52)%
Depreciation	14,119	53,029	38,910	276%
Total operating expenses	56,055	132,216	76,161	136%
Operating income	2,179	134,058	131,879	6,052%
Interest expense	164	6,183	6,019	3,670%
Net income	$2,015	$127,875	$125,860	6,246%
Adjusted EBITDA(1)	$40,647	$198,705	$158,058	389%
Operating Data:
Gathering—low pressure (MMcf)	61,406	181,727	120,321	196%
Gathering—high pressure (MMcf)	11,736	167,935	156,199	1,331%
Compression (MMcf)	9,900	38,104	28,204	285%
Condensate gathering (MBbl)	—	621	621	*
Fresh water distribution (MBbl)	10,481	48,333	37,852	361%
Wells serviced by water distribution	67	192	125	187%
Gathering—low pressure (MMcf/d)	168	498	330	196%
Gathering—high pressure (MMcf/d)	32	460	428	1,338%
Compression (MMcf/d)	27	104	77	285%
Condensate gathering (MBbl/d)	—	2	2	*
Fresh water distribution (MBbl/d)	29	132	103	355%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.30	$0.31	$0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.18	$0.18	$—	—%
Average compression fee ($/Mcf)	$0.18	$0.18	$—	—%
Average gathering—condensate fee ($/Bbl)	$—	$4.08	$ *	* %
Average fresh water distribution fee - affiliate ($/Bbl)	$3.42	$3.56	$0.14	4%
Average fresh water distribution fee - third party ($/Bbl)	$—	$3.00	$3.00	* %

*                 Not meaningful or applicable.

(1)         For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please “Item 6. Selected Financial Data—Non-GAAP Financial Measure”.

Revenue - affiliate.  Revenues from gathering and compression of natural gas and condensate, and water handling increased from $58.2 million for the year ended December 31, 2013 to $258.0 million for the year ended December 31, 2014, an increase of $199.8 million. Specifically:

•                  low pressure gathering revenue increased $37.0 million period over period primarily due to an increase of throughput volumes of 120 Bcf, or 330 MMcf/d, which was primarily due to 126 new wells added in 2014, the expansion of our low pressure gathering system by 56 miles in 2014, and an increase in the average realized fees of $0.01 per Mcf resulting from a consumer price index-based rate adjustment;

•                  high pressure gathering revenue increased $28.6 million due to an increase of throughput volumes of 156 Bcf, or 428 MMcf/d, primarily as a result of the addition of twelve new high pressure gathering lines placed in service in 2014 and the expansion of our high pressure gathering system by 35 miles in 2014;

•                  compressor revenue increased $5.3 million period over period due to an increase of throughput volumes of 28 Bcf, or 77 MMcf/d, primarily as a result of the addition of three new compressor stations that were placed in service during 2014;

•                  condensate gathering revenue increased $2.5 million due to an increase of throughput volumes of 621 MBbl, or 2 MBbl/d, primarily as a result of the addition of condensate gathering lines that were placed in service in 2014;

•                  water handling revenue increased from $35.9 million in 2013 to $162.3 million in 2014, an increase of $126.4 million, primarily due to an increase of fresh water volumes distributed of 35,104 MBbl, or 96 MBbl/d, which was primarily due to distributing fresh water to 125 additional wells during 2014, and an increase in the average realized fees of $0.14 per Bbl resulting from a higher proportion delivered to wellhead than impoundments and a consumer price index based rate adjustment; and

Revenue — Third-party. Water handling revenue increased $8.3 million period over period primarily due to an increase of volumes provided to third party producers of 2,748 MBbl, or 8 MBbl/d in 2014.

Direct operating expenses.  Total direct operating expenses increased from $7.9 million for the year ended December 31, 2013 to $48.8 million for the year ended December 31, 2014, an increase of $40.9 million. The increase was primarily due to an increase in the number of gathering pipelines and compressor stations, and water handling activities due to overall increases in operations, as well as an increase in ad valorem tax expense related to the gathering and compression assets in West Virginia.

General and administrative expenses.  General and administrative expenses (before equity-based compensation expense) increased from $9.7 million for the year ended December 31, 2013 to $18.7 million for the year ended December 31, 2014, an increase of $9.0 million. The increase was primarily as a result of increased staffing levels and related salary and benefits expenses and increases in legal and other general corporate expenses and the related allocation of direct and indirect costs to us by Antero. The increase was also attributable to an increase in staff required to support our additional capital projects.

Equity-based compensation expenses.  Equity-based compensation expense decreased from $24.3 million for the year ended December 31, 2013 to $11.6 million for the year ended December 31, 2014, a decrease of $12.7 million. This decrease is due to a decrease in the allocation of Antero’s equity-based compensation expense to us related to Antero’s profits interests awards. This decrease is offset by an increase in equity-based compensation expense allocated to us by Antero related to (i) awards made under the Antero LTIP and (ii) awards made to Antero employees under the Midstream LTIP.

Depreciation expense.  Total depreciation expense increased from $14.1 million for the year ended December 31, 2013 to $53.0 million for the year ended December 31, 2014, an increase of $38.9 million. The increase was primarily due to gathering, compression and water assets placed in service and depreciated in 2014 as well as a full period of depreciation for the assets placed in service during 2013.

Interest expense.  Interest expense increased from $0.2 million for the year ended December 31, 2013 to $6.2 million for the year ended December 31, 2014, an increase of $6.0 million. The increase is primarily due to interest incurred on $510 million in borrowings under the midstream credit facility and $115 million in borrowings under the water facility, as well as commitment fees incurred on our revolving credit facility.  Upon completion of the IPO on November 10, 2014, we repaid $510 million of the midstream credit facility and had an outstanding balance of $115 million under the water facility. We had no outstanding balance under our revolving credit facility at December 31, 2014.

Adjusted EBITDA.  Adjusted EBITDA increased from $40.6 million for the year ended December 31, 2013 to $198.7 million for the year ended December 31, 2014, an increase of $158.1 million. The increase was primarily due to an increase in gathering, compression and fresh water throughput volumes in 2014. For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Item 6.  Selected Financial Data—Non-GAAP Financial Measure.”

Year Ended December 31, 2012 Compared to Year Ended December 31, 2013

The operating results and assets of our reportable segments were as follows for the year ended December 31, 2012 and 2013:

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Year Ended December 31, 2012
Revenues:
Revenue - affiliate	$647	$—	$647

Operating expenses:
Direct operating	652	46	698
General and administrative	2,894	83	2,977
Depreciation	1,679	—	1,679
Total	$5,225	$129	$5,354
Operating loss	$(4,578)	$(129)	$(4,707)
Interest expense	$8	$—	$8
Net loss	$(4,586)	$(129)	$(4,715)

Year Ended December 31, 2013
Revenues:
Revenue - affiliate	$22,363	$35,871	$58,234

Operating expenses:
Direct operating	2,079	5,792	7,871
General and administrative (before equity-based compensation)	7,193	2,523	9,716
Equity-based compensation expense	15,931	8,418	24,349
Depreciation	11,346	2,773	14,119
Total	$36,549	$19,506	$56,055
Operating income (loss)	$(14,186)	$16,365	$2,179
Interest expense	$146	$18	$164
Net income (loss)	$(14,332)	$16,347	$2,015

The following table sets forth selected operating data for the year ended December 31, 2012 compared to the year ended December 31, 2013:

	Year ended December 31,		Amount of	Percentage
	2012	2013	Increase	Change
	($ in thousands, except average realized fees)
Revenue:
Revenue - affiliate	$647	$58,234	$57,587	8,901%
Operating expenses:
Direct operating	698	7,871	7,173	1,028%
General and administrative (before equity-based compensation)	2,977	9,716	6,739	226%
Equity-based compensation	—	24,349	24,349	*	%
Depreciation	1,679	14,119	12,440	741%
Total operating expenses	5,354	56,055	50,701	947%
Operating income (loss)	(4,707)	2,179	6,886	*	%
Interest expense	8	164	156	1,950%
Net income (loss)	$(4,715)	$2,015	$6,730	*	%
Adjusted EBITDA(1)	$(3,028)	$40,647	$43,675	*	%
Operating Data:
Gathering—low pressure (MMcf)	2,320	61,406	59,086	2,547%
Gathering—high pressure (MMcf)	—	11,736	11,736	*	%
Compression (MMcf)	—	9,900	9,900	*	%
Fresh water distribution (MBbl)	—	10,481	10,481	*	%
Wells serviced by water distribution	—	67	67	*	%
Gathering—low pressure (MMcf/d)	6	168	162	2,700%
Gathering—high pressure (MMcf/d)	—	32	32	*	%
Compression (MMcf/d)	—	27	27	*	%
Fresh water distribution (MBbl/d)	—	29	29	*	%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.28	$0.30	$0.02	7%
Average gathering—high pressure fee ($/Mcf)	$—	$0.18	$ *	*	%
Average compression fee ($/Mcf)	$—	$0.18	$ *	*	%
Average fresh water distribution fee ($/Bbl)	$—	$3.42	$ *	*	%

*                 Not meaningful or applicable.

(1)         For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Item 6. Selected Financial Data—Non-GAAP Financial Measure”.

Revenue - affiliate.  Revenues from gathering and compression of natural gas and condensate, and water handling increased from $0.6 million for the year ended December 31, 2012 to $58.2 million for the year ended December 31, 2013, an increase of $57.6 million. Specifically:

•                  low pressure gathering revenue increased $17.8 million period over period primarily due to an increase of throughput volumes of 59 Bcf, or 162 MMcf/d, which was primarily due to the addition of low pressure gathering volumes from 62 new wells in 2013 and an increase in the average realized fees of $0.02 per Mcf;

•                  high pressure gathering revenue increased $2.1 million due to an increase of throughput volumes of 12 Bcf, or 32 MMcf/d, primarily as a result of the addition of compressor discharge volumes from two new compressor stations placed in service in 2013;

•                  compressor revenue increased $1.8 million period over period due to an increase of throughput volumes of 10 Bcf, or 27 MMcf/d, primarily as a result of the addition of compressor volumes from two new compressor stations placed in service in 2013; and

•                  water handling revenue increased from zero for the year ended December 31, 2012 to $35.9 million for the year ended December 31, 2013. The increase was due to the completion of a portion of the water handling systems in 2013.

Direct operating expenses.  Total direct operating expenses increased from $0.7 million for the year ended December 31, 2012 to $7.9 million for the year ended December 31, 2013, an increase of $7.2 million. The increase was primarily due to an increase in the number of gathering pipelines, compressor stations and water handling activities and ad valorem tax expense related to water handling assets in West Virginia.

General and administrative expenses.  General and administrative expenses (before equity-based compensation expense) increased from $3.0 million for the year ended December 31, 2012 to $9.7 million for the year ended December 31, 2013, an increase of $6.7 million. The increase was primarily as a result of increased staffing levels and related salary and benefits expenses and increases in legal and other general corporate expenses and the related allocation of direct and indirect costs to our Predecessor. The increase was also attributable to an increase in staff required to support our increase in capital expenditure activity.

Equity-based compensation expenses.  Equity-based compensation expense increased from zero for the year ended December 31, 2012 to $24.3 million for the year ended December 31, 2013, an increase of $24.3 million. The increase was due to an allocation of Antero’s equity-based compensation expense to us related to profits interests awards valued in connection with the Antero reorganization pursuant to its initial public offering of common stock, which closed on October 16, 2013.

Depreciation expense.  Total depreciation expense increased from $1.7 million for the year ended December 31, 2012 to $14.1 million for the year ended December 31, 2013, an increase of $12.4 million. The increase was primarily due to gathering, compression and water assets placed in service and depreciated in 2013 and a full period of depreciation for the assets placed in service during 2012.

Interest expense.  Interest expense increased from less than $0.1 million for the year ended December 31, 2012 to $0.2 million for the year ended December 31, 2013, primarily due to the addition of $6.1 million in borrowings related to additional capital leases in 2013.

Adjusted EBITDA.  Adjusted EBITDA increased from $(3.0) million for the year ended December 31, 2012 to $40.6 million for the year ended December 31, 2013, an increase of $43.6 million. The increase was primarily due to an increase in gathering and compression throughput volumes and fresh water distribution volumes in 2013. For a discussion of the non-GAAP financial measure Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to its most directly comparable financial measures calculated and presented in accordance with GAAP, please read “Item 6.  Selected Financial Data—Non-GAAP Financial Measure.”

Capital Resources and Liquidity

Sources and Uses of Cash

Historically, our sources of liquidity included cash generated from operations and funding from Antero. We historically participated in Antero’s centralized cash management program for all periods presented, whereby excess cash from most of its subsidiaries was swept into a centralized account. Sales and purchases related to our Predecessor third-party transactions were received or paid in cash by Antero within the centralized cash management system. Subsequent to the closing of the IPO, we began maintaining our own bank accounts and sources of liquidity. On November 10, 2014, in connection with the Partnership’s IPO, Antero water assumed the Midstream Credit facility under amended terms, in order to provide for separate borrowings attributable to Antero’s water handling business.

Capital and liquidity is provided by operating cash flow, cash on our balance sheet, and borrowings under our revolving credit facility, discussed below. We expect cash flow from operations to continue to contribute to our liquidity in the future. Sources of liquidity include borrowing capacity under our revolving credit facility. On September 23, 2015, the revolving credit facility lender commitments was increased to $1.5 billion from $1.0 billion in connection with the completion of the Water Acquisition. We expect the combination of these capital resources will be adequate to meet our working capital requirements, capital expenditures program and expected quarterly cash distributions for at least the next 12 months.

The board of directors of our general partner has adopted a cash distribution policy pursuant to which we intend to distribute at least the minimum quarterly distribution of $0.17 per unit ($0.68 per unit on an annualized basis) on all of our units to the extent we have sufficient cash after the establishment of cash reserves and the payment of our expenses, including payments to our general partner and its affiliates. On February 2, 2015, we announced the board of directors of our general partner had declared a prorated quarterly cash distribution of $0.0943 per common unit for the quarter ended December 31, 2014. The distribution was paid on February 27, 2015, to unit holders of record on February 13, 2015. This amount represents the prorated minimum quarterly distribution of $0.17 per unit, or $0.68 per unit on an annual basis. On April 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.18 per unit for the quarter ended March 31, 2015. The distribution was paid on May 27, 2015 to unitholders of record as of May 13, 2015. On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015. The distribution was paid on August 27, 2015 to unitholders of record as of August 13, 2015.

We expect our future cash requirements relating to working capital, maintenance capital expenditures and quarterly cash distributions to our partners will be funded from cash flows internally generated from our operations. Our expansion capital expenditures will be funded by borrowings under our revolving credit facility or from potential capital market transactions.

The following table and discussion presents a summary of our combined net cash provided by or used in operating activities, investing activities and financing activities for the periods indicated.

	Year ended December 31,
	2012	2013	2014

Operating activities	$(3,236)	$38,245	$169,433
Investing activities	(117,347)	(598,177)	(797,505)
Financing activities	120,583	559,932	858,264
Net increase in cash and cash equivalents	$—	$—	$230,192

Cash Flow Provided by Operating Activities

Net cash provided by operating activities was $169.4 million for the year ended December 31, 2014 and net cash provided by operating activities was $38.2 million for the year ended December 31, 2013. The increase in cash flow from operations for the year ended December 31, 2014 compared to the year ended December 31, 2013 was primarily the result of increased throughput volumes and revenues attributable to the addition of new gathering and compression and water systems placed in service in 2014.

Net cash provided by operating activities was $38.2 million for the year ended December 31, 2013 and net cash used in operating activities was $3.2 million for the year ended December 31, 2012. The increase in cash flow from operations for the year ended December 31, 2013 compared to the year ended December 31, 2012 was primarily the result of increased throughput volumes and revenues attributable to the addition of the water systems and the new high pressure gathering and compression capacity in 2013.

Cash Flow Used in Investing Activities

Prior to the IPO on November 10, 2014, all of our gathering and compression capital expenditures were funded by Antero, and prior to September 23, 2015 all of our water handling capital expenditures were funded by Antero.

During the year ended December 31, 2014, 2013, and 2012 we used cash flows in investing activities totaling $797.5 million, $598.2 million, and $117.3 million, respectively for expenditures and deposits for gathering systems, compressor stations, and water handling systems.

Our board of directors has approved a capital budget of from $425 million to $450 million for 2015 to expand our existing gathering and compression systems and water handling systems to accommodate Antero Resources’ development plans. Our capital budget may be adjusted as business conditions warrant.  The amount, timing and allocation of capital expenditures is largely discretionary and within our control. If natural gas, NGLs, and oil prices decline to levels below acceptable levels or costs increase to levels above acceptable levels, Antero could choose to defer a significant portion of its budgeted capital expenditures until later periods. As a result, we may also defer a significant portion of our budgeted capital expenditures to achieve the desired balance between sources and uses of liquidity and prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flow.  We routinely monitor and adjust our capital expenditures in response to changes in Antero’s development plans, changes in prices, availability of financing, acquisition costs, industry conditions, the timing of regulatory approvals, success or lack of success in Antero’s drilling activities, contractual obligations, internally generated cash flow and other factors both within and outside our control.

Cash Flow Provided by Financing Activities

Net cash provided by financing activities for the year ended December 31, 2014 of $858.3 million is the result of $1.1 billion in net proceeds from our IPO and $625.0 million in borrowings under the predecessor credit facilities, partially offset by $510.0 million in repayments on the midstream credit facility, $337.9 million net distributions to Antero, $4.9 million payments of deferred financing costs, and $1.2 million principal payments on capital leases.

Net cash provided by financing activities for the year ended December 31, 2013 of $559.9 million is the result of $560.8 million in parent contributions, slightly offset by $0.9 million for principal payments on capital leases.

Net cash provided by financing activities for the year ended December 31, 2012 of $120.6 million is the result of $120.6 million in parent contributions.

Debt Agreements

Revolving Credit Facility

On November 10, 2014, in connection with the closing of the IPO, the Partnership entered into a revolving credit facility with a syndicate of lenders. The revolving credit facility provides for lender commitments of $1.0 billion and for a letter of credit sublimit of $150 million.  At December 31, 2014, we had no borrowings and no letters of credit outstanding under the revolving credit facility. The revolving credit facility will mature on November 10, 2019. On September 23, 2015, the revolving credit facility was amended and increased to $1.5 billion, in connection with the Water Acquisition.

Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest that is payable quarterly. The Partnership has a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to the LIBOR Rate administered by the ICE Benchmark Administration for one, two, three, six or twelve months plus an applicable margin ranging from 150 to 225 basis points, depending on the leverage ratio then in effect. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 50 to 125 basis points, depending on the leverage ratio then in effect.

The revolving credit facility is secured by mortgages on substantially all of our and our restricted subsidiaries’ properties and guarantees from our restricted subsidiaries. The revolving credit facility contains restrictive covenants that may limit our ability to, among other things:

•                  incur additional indebtedness;

•                  sell assets;

•                  make loans to others;

•                  make investments;

•                  enter into mergers;

•                  make certain restricted payments;

•                  incur liens; and

•                  engage in certain other transactions without the prior consent of the lenders.

Borrowings under the revolving credit facility also require the Partnership to maintain the following financial ratios:

•                                          an interest coverage ratio, which is the ratio of the Partnership’s consolidated EBITDA to its consolidated current interest charges of at least 2.5 to 1.0 at the end of each fiscal quarter; provided that upon obtaining an investment grade rating, the borrower may elect not to be subject to such ratio;

•                  a consolidated total leverage ratio, which is the ratio of consolidated debt to consolidated EBITDA (annualized until the fiscal quarter ending September 30, 2016), of not more than 5.75 to 1.00 for the fiscal quarter ending September 30, 2015, of not more than 5.50 to 1.00 for the fiscal quarter ending December 31, 2015, of not more than 5.25 to 1.00 for the fiscal quarter ending March 31, 2016, and of not more than 5.00 to 1.00 for the fiscal quarter ending June 30, 2016; provided that after electing to issue unsecured high yield notes, the consolidated total leverage ratio will not be more than 5.25 to 1.0, or, following the election of the borrower for two fiscal quarters after a material acquisition, 5.50 to 1.0; and

•                  if the Partnership elects to issue unsecured high yield notes, a consolidated senior secured leverage ratio, which is the ratio of consolidated senior secured debt to consolidated EBITDA, of not more than

3.75 to 1.0.

Antero Water Credit Facility

On November 10, 2014, in connection with Antero Midstream’s IPO, Antero Water assumed the Midstream Credit Facility under amended terms, in order to provide for separate borrowings attributable to Antero’s water handling business.

As of December 31, 2014, Antero Water had a total outstanding balance under the Water Facility of $115 million, with a weighted average interest rate of 2.19%. Commitment fees on the unused portion of the Water Facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

The Water Facility is ratably secured by mortgages on substantially all of Antero’s properties and guarantees from Antero’s restricted subsidiaries, as applicable.  The Water Facility contains certain covenants, including restrictions on indebtedness and dividends.  Interest is payable at a variable rate based on LIBOR or the prime rate, determined by Antero’s election at the time of borrowing.

Contractual Obligations

At December 31, 2014, we had no borrowings and no letters of credit outstanding under the revolving credit facility. Under the terms of our revolving credit facility, we are required to pay a commitment fee of 0.250% on any unused portion of the credit facility.

Critical Accounting Policies and Estimates

The following discussion relates to the critical accounting policies and estimates for both the Partnership and our Predecessor. The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of our combined consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of our financial statements. We provide expanded discussion of our more significant accounting policies, estimates and judgments below. We believe these accounting policies reflect our more significant estimates and assumptions used in preparation of our financial statements. See Note 2—Summary of Significant Accounting Policies to the financial statements for a discussion of additional accounting policies and estimates made by management.

Property and Equipment

Property and equipment primarily consists of gathering pipelines, compressor stations and water handling systems and are stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired. We capitalize construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

Depreciation expense consists of our estimate of the decrease in value of the assets capitalized in property and equipment as a result of using the assets throughout the applicable year. Depreciation is computed over the asset’s estimated useful life using the straight-line basis. Surface pipelines are depreciated over a 5 year life, and permanent pipeline systems, gathering pipelines and compressor stations are depreciated over a 20 year useful life. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions and supply and demand in the area. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

General and Administrative Costs

General and administrative costs are charged or allocated to us based on the nature of the expenses and are allocated based on our proportionate share of Antero’s gross property and equipment, capital expenditures and direct labor costs, as applicable. These allocations are based on estimates and assumptions that management believes are reasonable.

Equity-based compensation grants are measured at their grant date fair value and related compensation cost is recognized over the vesting period of the grant. Compensation cost for awards with graded vesting provisions is recognized on a straight-line basis over the requisite service period of each separately vesting portion of the award. Estimating the fair value of each award, the number of awards that will ultimately vest, and the forfeiture rate requires management to apply judgment to estimate the tenure of our employees.

Equity-based compensation expenses are allocated to us based on our proportionate share of Antero’s direct labor costs. These allocations are based on estimates and assumptions that management believes are reasonable.

New Accounting Pronouncements

On May 28, 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for the Partnership on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. We are evaluating the effect that ASU 2014-09 will have on our financial statements and related disclosures. We have not yet selected a transition method nor have we determined the effect of the standard on our ongoing financial reporting.

On April 7, 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the associated debt liability.  The new standard becomes effective for the Partnership on January 1, 2016. The Partnership does not believe that this standard will have a material impact on its ongoing financial reporting upon adoption.

In April 2015, the FASB issued ASU 2015-06, Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions, which requires a master limited partnership (MLP) to allocate earnings (losses) of a transferred business entirely to the general partner when computing earnings per unit (EPU) for periods before the dropdown transaction occurred. The EPU for limited partners that was previously reported would not change as a result of the dropdown transaction. The ASU also requires an MLP to disclose the effects of the dropdown transaction on EPU for the periods before and after the dropdown transaction occurred. The new standard is effective for the Partnership on January 1, 2016. The ASU requires retrospective application and early adoption is permitted. The Partnership has elected to early adopt ASU 2015-06, and its combined consolidated financial statements and related disclosures reflect the application of this guidance.

Off-Balance Sheet Arrangements

As of December 31, 2014, we did not have any off-balance sheet arrangements other than immaterial operating leases.

Item 8.  Financial Statements and Supplementary Data

INDEX TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Page
Introductory Note to Combined Consolidated Financial Statements	F-2
Audited Historical Combined Consolidated Financial Statements as of December 31, 2013 and 2014 and for the Years Ended December 31, 2012, 2013 and 2014
Report of Independent Registered Public Accounting Firm	F-3
Combined Consolidated Balance Sheets	F-4
Statements of Combined Consolidated Operations and Comprehensive Income (Loss)	F-5
Statements of Combined Consolidated Partners’ Capital	F-6
Statements of Combined Consolidated Cash Flows	F-7
Notes to Combined Consolidated Financial Statements	F-8

Introductory Note to Combined Consolidated Financial Statements

On September 23, 2015, Antero Midstream Partners LP (the “Partnership”) and its wholly owned subsidiary, Antero Treatment LLC (“Antero Treatment”), entered into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) with Antero Resources Corporation (“Antero”). Pursuant to the terms of the Contribution Agreement, Antero agreed to contribute (the “Water Acquisition”) (i) all of the outstanding limited liability company interests of Antero Water LLC (“Antero Water”) to the Partnership and (ii) all of the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, to Antero Treatment (collectively, (i) and (ii) are referred to herein as the “Contributed Assets”). In consideration for the contribution of the Contributed Assets, the Partnership (i) paid Antero a cash distribution equal to $552.5 million, less $171 million of assumed debt, (ii) issued 10,988,421 common units representing limited partner interests in the Partnership to Antero and distributed proceeds of approximately $241 million from a private placement of common units to the Partnership and (iii) has agreed to pay Antero (a) $125 million in cash if Antero purchases 176,295,000 barrels or more of fresh water from the Partnership during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if Antero purchases 219,200,000 barrels or more of fresh water from the Partnership during the period between January 1, 2018 and December 31, 2020.

The information in this report includes periods prior to the Water Acquisition. Consequently, the Partnership’s combined consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Antero Water because the transaction was between entities under common control. Antero Water’s operations through September 23, 2015 consist entirely of water distribution.

References in these financial statements to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods prior to November 10, 2014, refer to Antero’s gathering, compression and water assets, our predecessor for accounting purposes.  References to “the Partnership,” “we,” “our,” “us” or like terms, when referring to periods between November 10, 2014 and September 23, 2015 refer to the Partnership’s gathering and compression assets, and Antero’s water assets. References to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods since September 23, 2015 or when used in the present tense or prospectively, refer to the Partnership.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Unitholders

Antero Midstream Partners LP:

We have audited the accompanying combined consolidated balance sheets of Antero Midstream Partners LP (“the Partnership”) and its accounting predecessor as of December 31, 2013 and 2014 and the related combined consolidated statements of operations and comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2014. These combined consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these combined consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined consolidated financial statements referred to above present fairly, in all material respects, the financial position of Antero Midstream Partners LP and its accounting predecessor as of December 31, 2013 and 2014, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated combined financial statements of Antero Midstream Partners LP, the balance sheets, and the related consolidated combined statements of operations, partners’ capital, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Denver, Colorado
October 9, 2015

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Balance Sheets

December 31, 2013, and 2014

(In thousands, except unit counts)

	2013	2014
Assets
Current assets:
Cash and cash equivalents	$—	$230,192
Accounts receivable—affiliate	6,426	31,563
Accounts receivable—third party	—	5,574
Prepaid expenses	—	518
Total current assets	6,426	267,847
Property and equipment:
Gathering and compressions systems	580,800	1,180,707
Water handling systems	229,627	421,012
Less accumulated depreciation	(17,097)	(70,124)
Property and equipment, net	793,330	1,531,595
Other assets, net	8,581	17,168
Total assets	$808,337	$1,816,610
Liabilities and Partners’ capital
Current liabilities:
Accounts payable	$7,872	$13,021
Accounts payable—affiliate	—	1,380
Accrued capital expenditures	56,941	49,974
Accrued ad valorem tax	1,994	5,862
Accrued liabilities	2,188	9,254
Other current liabilities	1,219	357
Total current liabilities	70,214	79,848
Long-term liabilities
Long-term debt	—	115,000
Other	6,062	859
Total liabilities	76,276	195,707
Contingencies (Note 9)
Partners’ capital:
Common units - public (46,000,000 units issued and outstanding)	—	1,090,037
Common units - Antero (29,940,957 units issued and outstanding)	—	71,665
Subordinated units - Antero (75,940,957 units issued and outstanding)	—	180,757
General partner	—	278,444
Total partners’ capital	—	1,620,903
Parent net investment	732,061	—
Total capital	732,061	1,620,903
Total liabilities and partners’ capital	$808,337	$1,816,610

See accompanying notes to combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Statements of Operations and Comprehensive Income (Loss)

Years Ended December 31, 2012, 2013, and 2014

(In thousands, except unit counts and per unit amounts)

	Year ended
	December 31,
	2012	2013	2014

Revenue:
Gathering and compression—affiliate	$647	$22,363	$95,746
Water handling—affiliate	—	35,871	162,283
Water handling—third party	—	—	8,245
Total revenue	647	58,234	266,274
Operating expenses:
Direct operating	698	7,871	48,821
General and administrative (including $24,349 and $11,618 of equity-based compensation in 2013 and 2014, respectively)	2,977	34,065	30,366
Depreciation	1,679	14,119	53,029
Total operating expenses	5,354	56,055	132,216
Operating income (loss)	(4,707)	2,179	134,058
Interest expense	8	164	6,183
Net income (loss) and comprehensive income (loss)	$(4,715)	$2,015	$127,875

Net income attributable to Antero Midstream Partners LP subsequent to IPO			29,656
Less: General partner’s interest in net income subsequent to IPO			(22,234)
Limited partners’ interest in net income subsequent to IPO			$7,422
Net income attributable to Antero Midstream Partners LP subsequent to IPO per limited partner unit (basic and diluted)
Common units			$0.05
Subordinated units			$0.05
Weighted average number of limited partner units outstanding (basic and diluted):
Common units			75,940,957
Subordinated units			75,940,957

See accompanying notes to combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Statements of Partners’ Capital

Years Ended December 31, 2012, 2013, and 2014

(In thousands)

	Partnership
	Common Unitholders Public	Common Unitholder Antero	Subordinated Unitholder	General Partner	Parent Net Investment	Total
Balance at December 31, 2011	$—	$—	$—	$—	$29,002	$29,002
Net loss and comprehensive loss					(4,715)	(4,715)
Deemed contribution from parent, net					120,610	120,610
Balance at December 31, 2012	—	—	—	—	144,897	144,897
Net income and comprehensive income	—	—	—	—	2,015	2,015
Deemed contribution from parent, net	—	—	—	—	560,800	560,800
Equity-based compensation	—	—	—	—	24,349	24,349
Balance at December 31, 2013	—	—	—	—	732,061	732,061
Net income and comprehensive income	—	—	—	—	98,219	98,219
Deemed distribution to parent, net	—	—	—	—	(5,375)	(5,375)
Equity-based compensation	—	—	—	—	8,696	8,696
Balance at November 10, 2014 (prior to IPO)	—	—	—	—	833,601	833,601
Allocation of net investment to unitholders	—	163,458	414,587	255,556	(833,601)	—
Net proceeds from IPO	1,087,224	—	—	—	—	1,087,224
Distribution to Antero	—	(94,023)	(238,477)	—	—	(332,500)
Net income and comprehensive income	2,248	1,463	3,711	22,234	—	29,656
Equity-based compensation	565	767	936	654	—	2,922
Balance at December 31, 2014	$1,090,037	$71,665	$180,757	$278,444	$—	$1,620,903

See accompanying notes to combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Combined Consolidated Statements of Cash Flows

Years Ended December 31, 2012, 2013, and 2014

(In thousands)

	December 31,
	2012	2013	2014
Cash flows provided by (used in) operating activities:
Net income (loss)	$(4,715)	$2,015	$127,875
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,679	14,119	53,029
Equity-based compensation	—	24,349	11,618
Amortization of deferred financing costs	—	—	135
Changes in assets and liabilities:
Accounts receivable—affiliate	(126)	(6,267)	(29,988)
Accounts receivable—third party	—	—	(5,574)
Prepaid expenses	—	—	(518)
Accounts payable	—	—	863
Accounts payable—affiliate	—	—	1,059
Accrued liabilities	(74)	4,029	10,934
Net cash provided by (used in) operating activities	(3,236)	38,245	169,433
Cash flows used in investing activities:
Additions to property and equipment—Gathering and compression	(115,267)	(389,340)	(553,582)
Additions to property and equipment—Water handling	(2,080)	(200,256)	(200,116)
Change in working capital of affiliate related to property and equipment	—	—	(40,277)
Change in other assets	—	(8,581)	(3,530)
Net cash used in investing activities	(117,347)	(598,177)	(797,505)
Cash flows provided by financing activities:
Deemed contribution from (distribution to) parent, net	120,610	560,800	(5,375)
Net proceeds from initial public offering	—	—	1,087,224
Distribution to Antero	—	—	(332,500)
Borrowings on bank credit facility	—	—	625,000
Repayments on bank credit facility	—	—	(510,000)
Payments of deferred financing costs	—	—	(4,871)
Payments on capital lease obligations	(27)	(868)	(1,214)
Net cash provided by financing activities	120,583	559,932	858,264
Net increase in cash and cash equivalents	—	—	230,192
Cash and cash equivalents, beginning of period	—	—	—
Cash and cash equivalents, end of period	$—	$—	$230,192
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$8	$164	$5,864
Supplemental disclosure of noncash investing activities:
Increase in accrued capital expenditures and accounts payable for property and equipment	$32,538	$29,852	$37,596

See accompanying notes to combined consolidated financial statements.

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements

Years Ended December 31, 2012, 2013, and 2014

(1)  Business and Organization

The Partnership is a growth-oriented limited partnership formed by Antero Resources Corporation (“Antero”) to own, operate and develop midstream assets to service Antero’s natural gas and oil and condensate production.  On November 10, 2014, the Partnership completed its initial public offering (the “IPO”) of 46,000,000 common units representing limited partnership interests at a price of $25.00 per common unit.  The Partnership was originally formed as Antero Resources Midstream LLC and converted to a limited partnership in connection with the completion of the IPO.  At the closing of the IPO, Antero contributed substantially all of its high and low pressure gathering and compression assets to Antero Midstream LLC (“Midstream Operating”), and the equity interests of Midstream Operating were contributed to the Partnership.

At December 31, 2014, the public owned 46,000,000 common units, representing a 30.3% limited partner interest in the Partnership. Antero and its affiliates owned the remaining 29,940,957 common units and all 75,940,957 subordinated units, representing an aggregate 69.7% of the limited partner interest in the Partnership.

Net proceeds received by the Partnership from the IPO were approximately $1.1 billion, after deducting underwriting discounts, structuring fees and expenses.  The Partnership used $843 million to repay indebtedness assumed from Antero, to reimburse Antero for certain capital expenditures incurred, and to redeem 6,000,000 common units held by Antero. The Partnership retained $250 million of the net proceeds for general partnership purposes.

On September 23, 2015, the Partnership and Antero Treatment entered into the Contribution Agreement with Antero. Pursuant to the terms of the Contribution Agreement, Antero agreed to contribute (i) all of the outstanding limited liability company interests of Antero Water LLC to the Partnership and (ii) all of the assets, contracts, rights, permits and properties owned or leased by Antero and used primarily in connection with the construction, ownership, operation, use or maintenance of Antero’s advanced wastewater treatment complex to be constructed in Doddridge County, West Virginia, to Antero Treatment. In consideration for the contribution of the Contributed Assets, the Partnership (i) paid Antero a cash distribution equal to $552.5 million, less $171 million of assumed debt, (ii) issued 10,988,421 common units representing limited partner interests in the Partnership to Antero and distributed proceeds of approximately $241 million from a private placement of common units to the Partnership and (iii) has agreed to pay Antero (a) $125 million in cash if Antero purchases 176,295,000 barrels or more of fresh water from the Partnership during the period between January 1, 2017 and December 31, 2019 and (b) an additional $125 million in cash if Antero purchases 219,200,000 barrels or more of fresh water from the Partnership during the period between January 1, 2018 and December 31, 2020.

Our combined consolidated financial statements as of December 31, 2014 include the accounts of the Partnership and Midstream Operating. The Partnership’s combined consolidated financial statements have been retrospectively recast for all periods presented to include the historical results of Antero Water, which was contributed to the Partnership on September 23, 2015, because the transaction was between entities under common control. Antero Water parent net investment is allocated entirely to the General Partner.

Our gathering and compression assets consist of 8-, 12-, 16-, and 20-inch high and low pressure gathering pipelines and compressor stations that collect natural gas and oil and condensate from Antero’s wells in the Marcellus Shale in West Virginia and the Utica Shale in Ohio. Our water handling assets include two independent fresh water distribution systems that deliver water used by Antero for hydraulic fracturing activities in Antero’s operating areas. The water handling systems consist of permanent buried pipelines, surface pipelines and fresh water storage facilitates, as well as pumping stations and impoundments to transport the fresh water throughout the pipeline system.

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

We have agreements with Antero pursuant to which we will provide gathering and compression services and certain fluid handling services to Antero for a 20-year period and a secondment agreement whereby Antero provides seconded employees to perform certain operational services to us for a 20-year period. Additionally, we have a services agreement whereby Antero provides certain administrative services to us for a 20-year period.

We have a right to participate for up to a 15% non-operating equity interest in an unnamed 50-mile regional gathering pipeline extension (the “Regional Gathering System”) that will expire six months following the date on which the Regional Gathering System is placed into service. In addition, we have entered into a right-of-first-offer agreement with Antero to allow for us to provide Antero with gas processing or NGLs fractionation, transportation or marketing services in the future.

(2)  Summary of Significant Accounting Policies

(a)         Basis of Presentation

Our combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  In the opinion of management, the accompanying condensed combined consolidated financial statements include all adjustments considered necessary to present fairly our financial position as of December 31, 2013 and 2014, and the results of our operations and our cash flows for the years ended December 31, 2012, 2013, and 2014.  We have no items of other comprehensive income or loss; therefore, net income or loss is identical to comprehensive income or loss.

The accompanying combined consolidated financial statements represent the assets, liabilities, and results of operations of Antero’s gathering and compression assets and water handling assets as the Predecessor to the Partnership, presented on a carve-out basis of Antero’s historical ownership of the Predecessor. The Predecessor financial statements have been prepared from the separate records maintained by Antero and may not necessarily be indicative of the actual results of operations that might have occurred if the Predecessor had been operated separately during the periods reported. References in these financial statements to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods prior to November 10, 2014, refer to Antero’s gathering, compression and water assets, our predecessor for accounting purposes.  References to “the Partnership,” “we,” “our,” “us” or like terms, when referring to periods between November 10, 2014 and September 23, 2015 refer to the Partnership’s gathering and compression assets, and Antero’s water assets. References to “Predecessor,” “we,” “our,” “us” or like terms, when referring to periods since September 23, 2015 or when used in the present tense or prospectively, refer to the Partnership.

The Partnership recast its combined consolidated financial statements to retrospectively reflect the Water Acquisition as if the assets and liabilities were owned for all periods presented; however, the combined consolidated financial statements are not necessarily indicative of the results of operations that would have occurred if the Partnership had owned the assets during the periods reported.

Certain costs of doing business which are incurred by Antero on our behalf have been reflected in the accompanying combined consolidated financial statements. These costs include general and administrative expenses allocated to us by Antero in exchange for:

•                  business services, such as payroll, accounts payable and facilities management;

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

•                  corporate services, such as finance and accounting, legal, human resources, investor relations and public and regulatory policy; and

•                  employee compensation, including equity-based compensation.

Transactions between us and Antero have been identified in the combined consolidated financial statements as transactions between affiliates (see Note 3).

On February 2, 2015, we announced the board of directors of our general partner had declared a prorated quarterly cash distribution of $0.0943 per common unit for the quarter ended December 31, 2014. The distribution was payable on February 27, 2015, to unit holders of record on February 13, 2015. This amount represents the prorated minimum quarterly distribution of $0.17 per unit, or $0.68 per unit on an annual basis. On April 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.18 per unit for the quarter ended March 31, 2015. The distribution was payable on May 27, 2015 to unitholders of record as of May 13, 2015. On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015. The distribution was payable on August 27, 2015 to unitholders of record as of August 13, 2015. See Note 6—Partnership Equity and Distributions, and Note 7—Net Income Per Limited Partner Unit for further discussion.

(b)      Revenue Recognition

We provide gathering and compression and water handling services under fee-based contracts primarily based on throughput. Under these arrangements, we receive fees for gathering oil and gas products, compression services and water handling services. The revenue we earn from these arrangements is directly related to (1) in the case of natural gas gathering and compression, the volumes of metered natural gas that we gather, compress and deliver to natural gas compression sites or other transmission delivery points (2) in the case of oil and condensate gathering, the volumes of metered oil and condensate that we gather and deliver to other transmission delivery points or (3) in the case of water handling services, the quantities of fresh water delivered to our customers for use in their well completion operations. We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an agreement exists, (2) services have been rendered, (3) prices are fixed or determinable and (4) collectability is reasonable assured.

(c)       Use of Estimates

The preparation of the combined consolidated financial statements and notes in conformity with GAAP requires that management formulate estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingent assets and liabilities. Items subject to estimates and assumptions include the useful lives of property and equipment and valuation of accrued liabilities, among others. Although management believes these estimates are reasonable, actual results could differ from these estimates.

(d)      Cash and Cash Equivalents

Prior to the IPO, the Predecessor’s gathering and compression operations were funded by Antero, and prior to September 23, 2015, Antero Water’s operations were funded by Antero. Net amounts funded by Antero are reflected as net contributions from or distributions to parent on the accompanying Statements of Cash Flows.

We consider all liquid investments purchased with an initial maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value due to the short-term nature of

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

these instruments.

(e)       Property and Equipment

Property and equipment primarily consists of gathering pipelines, compressor stations and water handling pipelines and facilities stated at historical cost less accumulated depreciation. We capitalize construction-related direct labor and material costs. Maintenance and repair costs are expensed as incurred.

Depreciation is computed using the straight-line method over the estimated useful lives and salvage values of assets. The depreciation of fixed assets recorded under capital lease agreements is included in depreciation expense. Uncertainties that may impact these estimates of useful lives include, among others, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand for our services in the areas in which we operate. When assets are placed into service, management makes estimates with respect to useful lives and salvage values that management believes are reasonable. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts.

Our investment in property and equipment for the periods presented is as follows:

(in thousands)	Estimated useful lives	As of December 31, 2013	As of December 31, 2014
Land	n/a	$—	$3,383
Freshwater surface pipelines and equipment	5 years	—	20,931
Freshwater permanent buried pipelines	20 years	201,706	359,244
Gathering and compression systems	20 years	370,192	861,609
Construction-in-progress	n/a	238,529	356,552
Total property and equipment		810,427	1,601,719
Less accumulated depreciation		(17,097)	(70,124)
Property and equipment, net		$793,330	$1,531,595

(f)            Impairment of Long-Lived Assets

We evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying values of the assets may not be recoverable.  Generally, the basis for making such assessments is undiscounted future cash flow projections for the unit being assessed.  If the carrying values of the assets are deemed not recoverable, the carrying values are reduced to the estimated fair value, which is based on discounted future cash flows or other techniques, as appropriate.  No impairments for such assets have been recorded through December 31, 2014.

(g)         Asset Retirement Obligations

Our gathering pipelines, compressor stations and water handling pipelines and facilities have an indeterminate life, if properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life can be estimated. It has been determined by our operational management team that abandoning all other ancillary equipment, outside of the assets stated above, would require minimal costs. Because we are not able to make a reasonable estimate of when future dismantlement and removal dates of our pipelines, compressor stations and facilities, will occur, and because it has been determined

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

that abandonment of all other ancillary assets would only require minimal costs, we have not recorded asset retirement obligations at December 31, 2013 or 2014.

(h)      Litigation and Other Contingencies

An accrual is recorded for a loss contingency when its occurrence is probable and damages can be reasonably estimated based on the anticipated most likely outcome or the minimum amount within a range of possible outcomes. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The ultimate amount of losses (if any) may differ from these estimates.

We accrue losses associated with environmental obligations when such losses are probable and can be reasonably estimated. Accruals for estimated environmental losses are recognized no later than at the time a remediation feasibility study, or an evaluation of response options, is complete. These accruals are adjusted as additional information becomes available or as circumstances change. Future environmental expenditures are not discounted to their present value. Recoveries of environmental costs from other parties are recorded separately as assets at their undiscounted value when receipt of such recoveries is probable.

No events have occurred that require accruals for loss contingencies or environmental obligations at December 31, 2014.

(i)            Equity-Based Compensation

Our combined consolidated financial statements reflect various equity-based compensation awards granted by Antero, as well as compensation expense associated with our own plan. These awards include profits interests awards, restricted stock, stock options, restricted units, and phantom units. For purposes of these combined consolidated financial statements, we recognized as expense in each period an amount allocated from Antero, with the offset included in partners’ capital. See Note 3—Transactions with Affiliates for additional information regarding Antero’s allocation of expenses to us.

In connection with the IPO, our general partner adopted the Antero Midstream Partners LP Long-Term Incentive Plan (“Midstream LTIP”), pursuant to which certain non-employee directors of our general partner and certain officers, employees and consultants of our general partner and its affiliates are eligible to receive awards representing equity interests in the Partnership. An aggregate of 10,000,000 common units may be delivered pursuant to awards under the Midstream LTIP, subject to customary adjustments. On November 12, 2014, we granted approximately 20,000 restricted units and 2,361,440 phantom units under the Midstream LTIP. For accounting purposes, these units are treated as if they are distributed from us to Antero. Antero recognizes compensation expense for the units awarded to its employees and a portion of that expense is allocated to us. See Note 5—Equity-Based Compensation.

(j)            Income Taxes

Our combined consolidated financial statements do not include a provision for income taxes as we are treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of taxable income.

(k)      Fair Value Measures

The Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification Topic 820,

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

Fair Value Measurements and Disclosures, clarifies the definition of fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance also relates to all nonfinancial assets and liabilities that are not recognized or disclosed on a recurring basis (e.g., the initial recognition of asset retirement obligations and impairments of long-lived assets). The fair value is the price that we estimate would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value hierarchy is used to prioritize inputs to valuation techniques used to estimate fair value. An asset or liability subject to the fair value requirements is categorized within the hierarchy based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The highest priority (Level 1) is given to unadjusted quoted market prices in active markets for identical assets or liabilities, and the lowest priority (Level 3) is given to unobservable inputs. Level 2 inputs are data, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly.

The carrying values on our balance sheet of our cash and cash equivalents, accounts receivable—affiliate, accounts receivables—third party, other assets, accounts payable, accounts payable—affiliate, accrued liabilities, accrued capital expenditures, accrued ad valorem tax, and our revolving credit facility and water facility approximate fair values due to their short maturities.

(3)  Transactions with Affiliates

(a)         Revenues

All gathering and compression revenues during the years ended December 31, 2012, 2013, and 2014 were earned from Antero. Fresh water handling revenues earned from Antero were $35.9 million and $162.3 million during the years ended December 31, 2013 and 2014, respectively.

(b)         Accounts receivable—affiliate, and Accounts payable—affiliate

Accounts receivable—affiliate represents amounts due from Antero, primarily related to gathering and compression and water handling services and other costs. Accounts payable—affiliate represents amounts due to Antero for general and administrative and other costs.

(c)          Accounts Payable, Accrued Expenses, and Accrued Capital Expenditures

All accounts payable, accrued liabilities and accrued capital expenditures balances are due to unaffiliated parties. Prior to the IPO, all operating and capital expenditures, related to gathering and compression activities, were funded through capital contributions from Antero and borrowings under its midstream credit facility. Prior to September 23, 2015, all operating and capital expenditures, related to Antero Water, were funded through capital contributions from Antero and borrowings under the water credit facility. See Note 4 — Long-term Debt. These balances were managed and paid under Antero’s cash management program. Following the IPO, we maintained our own bank accounts and sources of liquidity related to gathering and compression operations, and on September 23, 2015, we began to maintain our own bank accounts and sources of liquidity for water handling operations, as well.

(d)         Allocation of Costs

The employees supporting our operations are employees of Antero. Direct operating expense includes direct labor expenses allocated from Antero of $1.5 million for the year ended December 31, 2014. General and

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

administrative expense charged or allocated to us was $3.0 million, $34.0 million and $30.3 million during the years ended December 31, 2012, 2013 and 2014, respectively. These costs relate to: (i) various business services, including payroll processing, accounts payable processing and facilities management, (ii) various corporate services, including legal, accounting, treasury, information technology and human resources and (iii) compensation, including equity-based compensation (see Note 5—Equity-Based Compensation for more information). These expenses are charged or allocated to us based on the nature of the expenses and are allocated based on a combination of our proportionate share of Antero’s gross property and equipment, capital expenditures and direct labor costs, as applicable.

(e)          Agreements

The Partnership has entered into various agreements with Antero, as summarized below.

Gathering and Compression

Pursuant to our 20-year gathering and compression agreement, Antero has agreed to dedicate all of its current and future acreage in West Virginia, Ohio and Pennsylvania to us (other than the existing third-party commitments). We also have an option to gather and compress natural gas produced by Antero on any acreage it acquires in the future outside of West Virginia, Ohio and Pennsylvania on the same terms and conditions. Under the gathering and compression agreement, we receive a low pressure gathering fee of $0.30 per Mcf, a high pressure gathering fee of $0.18 per Mcf, a compression fee of $0.18 per Mcf, and a condensate gathering fee of $4.00 per Bbl, in each case subject to CPI-based adjustments. If and to the extent Antero requests that we construct new high pressure lines and compressor stations, the gathering and compression agreement contains minimum volume commitments that require Antero to utilize or pay for 75% and 70%, respectively, of the capacity of such new construction. Additional high pressure lines and compressor stations installed on our own initiative are not subject to such volume commitments. These minimum volume commitments on new infrastructure are intended to support the stability of our cash flows.

Water Services Agreement

On September 23, 2015, we entered in a 20-year Water Services Agreement with Antero whereby we have agreed to provide certain fluid handling services to Antero within an area of dedication in defined service areas in Ohio, West Virginia, and Pennsylvania and Antero agrees to pay monthly fees to us for all fluid handling services provided by us in accordance with the terms of the Water Services Agreement. The initial term of the Water Services Agreement is twenty years from the date thereof and from year to year thereafter. Under the agreement, Antero will pay a fixed fee of $3.685 per barrel in West Virginia and Pennsylvania and $3.635 per barrel in Ohio for freshwater deliveries by pipeline directly to the well site, subject to annual CPI adjustments. Antero has committed to pay a fee on a minimum volume of freshwater deliveries in calendar years 2016 through 2019. Antero is obligated to pay a minimum of 90,000 barrels per day in 2016, 100,000 barrels per day in 2017 and 120,000 barrels per day in 2018 and 2019.

Services Agreement

Upon the closing of the IPO, we entered into a services agreement with Antero, pursuant to which Antero agrees to provide customary operational and management services for us in exchange for reimbursement of its direct expenses and an allocation of its indirect expenses attributable to the provision of such services to us. To the extent that these expenses are incurred by Antero on our behalf, we reimburse Antero for such expenses under the services agreement. On September 23, 2015, Antero, the Partnership and the General Partner amended and restated their Services Agreement, dated November 10, 2014, to remove provisions relating to operational services in support of

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

the Partnership’s gathering and compression business which is now covered by the Secondment Agreement and to provide that Antero will perform certain administrative services for the Partnership and its subsidiaries, and the Partnership will reimburse Antero for expenditures incurred by Antero in the performance of those administrative services.

(4)  Long-term Debt

(a)         Revolving Credit Facility

On November 10, 2014, in connection with the closing of the IPO, the Partnership entered into a revolving credit facility with a syndicate of bank lenders (the “revolving credit facility”). The revolving credit facility provides for lender commitments of $1.0 billion and a letter of credit sublimit of $150 million. The revolving credit facility will mature on November 10, 2019. On September 23, 2015, the facility was amended to increase lender commitments to $1.5 billion.

The revolving credit facility is ratably secured by mortgages on substantially all of our properties, including the properties of our restricted subsidiaries, and guarantees from our restricted subsidiaries. The revolving credit facility contains certain covenants including restrictions on indebtedness and distributions, and requirements with respect to leverage and interest coverage ratios. The Partnership was in compliance with all of the financial covenants under the revolving credit facility as of December 31, 2014.

Principal amounts borrowed are payable on the maturity date with such borrowings bearing interest that is payable quarterly or, in the case of Eurodollar Rate Loans, at the end of the applicable interest period if shorter than three months. Interest is payable at a variable rate based on LIBOR or the base rate, determined by election at the time of borrowing. Commitment fees on the unused portion of the revolving credit facility are due quarterly at rates ranging from 0.25% to 0.375% of the unused facility based on utilization.

At December 31, 2013 and 2014, we had no borrowings or letters of credit outstanding under the revolving credit facility.

(b)         Midstream Credit Facility

Prior to the IPO on November 10, 2014, long-term debt represented amounts outstanding under a credit facility agreement between Midstream Operating, then a wholly owned subsidiary of Antero and now a wholly owned subsidiary of the Partnership, and the lenders under Antero’s credit facility (the “Antero credit facility”), that were incurred for the acquisition and construction of the Predecessor’s gathering and compression assets (the “Midstream credit facility”). The facilities were ratably secured by mortgages on substantially all of Antero’s and Midstream Operating’s properties and guarantees from Antero and its restricted subsidiaries. On November 10, 2014, in connection with the completion of the IPO, the outstanding balance of the Midstream credit facility was repaid out of the proceeds of the IPO, and this facility was assumed by Antero.

(c)          Antero Water Credit Facility

On November 10, 2014, in connection with the Partnership’s IPO, Antero Water assumed the Midstream credit facility under amended terms (the “Water facility”), in order to provide for separate borrowings attributable to Antero’s water handling business. The Water facility was terminated on September 23, 2015, in connection with the Water Acquisition.

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

As of December 31, 2014, the Water facility had a total outstanding balance under the Water Facility of $115 million, with a weighted average interest rate of 2.19%. Commitment fees on the unused portion of the Water Facility are due quarterly at rates ranging from 0.375% to 0.50% of the unused facility based on utilization.

The Water facility is ratably secured by mortgages on substantially all of Antero’s properties and guarantees from Antero’s restricted subsidiaries, as applicable.  The Water facility contains certain covenants, including restrictions on indebtedness and dividends.  Interest is payable at a variable rate based on LIBOR or the prime rate, determined by Antero’s election at the time of borrowing.  Antero was in compliance with all of the financial covenants under the Water credit facility as of December 31, 2013 and 2014.

(5)  Equity-Based Compensation

Our general and administrative expenses include equity-based compensation costs allocated by Antero to us for grants made pursuant to: (i) the Antero Resources Corporation Long-Term Incentive Plan (the “Antero LTIP”) (ii) profits interests awards valued in connection with the Antero reorganization pursuant to its initial public offering of common stock, which closed on October 16, 2013, and (iii) the Midstream LTIP.  Equity-based compensation expense allocated to us was $24.3 million and $11.6 million for the year ended December 31, 2013 and 2014, respectively. These expenses were allocated to us based on our proportionate share of Antero’s direct labor costs.  Antero has unamortized expense totaling approximately $208.5 million as of December 31, 2014 related to its various equity-based compensation plans and the Midstream LTIP. A portion of this will be allocated to us as it is amortized over the remaining service period of the related awards.

Midstream LTIP

Our general partner manages our operations and activities and employs the personnel who provide support to our operations. In connection with the IPO, our general partner adopted the Midstream LTIP, pursuant to which non-employee directors of our general partner and certain officers, employees and consultants of our general partner and its affiliates are eligible to receive awards representing ownership in the Partnership. An aggregate of 10,000,000 common units may be delivered pursuant to awards under the Midstream LTIP, subject to customary adjustments.  A total of 7,618,560 common units are available for future grant under the Midstream LTIP as of December 31, 2014. Restricted units and phantom units granted under the Midstream LTIP vest subject to the satisfaction of service requirements, upon the completion of which common units in the Partnership are delivered to the holder of the restricted units or phantom units. Compensation related to each restricted unit and phantom unit award is recognized on a straight-line basis over the requisite service period of the entire award.  The grant date fair values of these awards are determined based on the closing price of the Partnership’s common units on the date of grant. These units are accounted for as if they are distributed by the Partnership to Antero. Antero recognizes compensation expense for the units awarded and a portion of that expense is allocated to the Partnership. Antero allocates equity-based compensation expense to the Partnership based on our proportionate share of Antero’s direct labor costs. The Partnership’s portion of the equity-based compensation expense is included in general and administrative expenses.

A summary of restricted unit and phantom unit awards activity during the year ended December 31, 2014 is as follows:

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

		Weighted average	Aggregate
	Number of units	grant date fair value	intrinsic value (in thousands)
Total awarded and unvested, December 31, 2013	—	$—	$—
Granted	2,381,440	$29.00	$—
Vested	—	$—	$—
Forfeited	—	$—	$—
Total awarded and unvested—December 31, 2014	2,381,440	$29.00	$65,490

Intrinsic values are based on the closing price of the Partnership’s common units on the referenced dates.  Unamortized expense of $66.7 million at December 31, 2014 is expected to be recognized over a weighted average period of approximately 3.8 years and our proportionate share will be allocated to us as it is recognized.

(6)  Partnership Equity and Distributions

Our Minimum Quarterly Distribution

Our partnership agreement provides for a minimum quarterly distribution of $0.17 per unit for each quarter, or $0.68 per unit on an annualized basis.

Our partnership agreement generally provides that we distribute cash each quarter during the subordination period in the following manner:

•                  first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $0.17 plus any arrearages from prior quarters;

•                  second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $0.17; and

•                  third, to the holders of common units and subordinated units pro rata until each has received a distribution of $0.1955.

If cash distributions to our unitholders exceed $0.1955 per common unit and subordinated unit in any quarter, our unitholders and our general partner, as the holder of our incentive distribution rights (“IDRs”), will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	General Partner (as holder of IDRs)
above $0.1955 up to $0.2125	85%	15%
above $0.2125 up to $0.2550	75%	25%
above $0.2550	50%	50%

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the incentive distribution rights and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Subordinated Units

Antero owns all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units are not entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution from operating surplus for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages. When the subordination period ends, all of the subordinated units will convert into an equal number of common units. The subordination period will end on the first business day after we have earned and paid at least $0.68 (the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after September 30, 2017 and there are no outstanding arrearages on our common units.

To the extent we do not pay the minimum quarterly distribution on our common units, our common unitholders will not be entitled to receive such arrearage payments in the future except during the subordination period. To the extent we have cash available for distribution from operating surplus in any future quarter during the subordination period in excess of the amount necessary to pay the minimum quarterly distribution to holders of our common units, we will use this excess cash to pay any distribution arrearages on common units related to prior quarters before any cash distribution is made to holders of subordinated units.

Cash Distributions

On February 2, 2015, we announced that the board of directors of our general partner had declared a quarterly cash distribution of $0.0943 per unit, totaling approximately $14 million. The quarterly cash distribution for the period November 10, 2014 to December 31, 2014 was calculated as a minimum quarterly distribution of $0.1700 per unit prorated for the period subsequent to the IPO. The distribution was payable on February 27, 2015 to unitholders of record as of February 13, 2015.

On April 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.18 per unit for the quarter ended March 31, 2015. The distribution was payable on May 27, 2015 to unitholders of record as of May 13, 2015.

On July 15, 2015, we announced that the board of directors of our general partner declared a cash distribution of $0.19 per unit for the quarter ended June 30, 2015. The distribution was payable on August 27, 2015 to unitholders of record as of August 13, 2015.

(7)  Net Income Per Limited Partner Unit

Net Income Per Limited Partner Unit

The Partnership’s net income is allocated to the general partner and limited partners, including subordinated unitholders, in accordance with their respective ownership percentages, and when applicable, giving

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

effect to incentive distributions paid to the general partner. Basic and diluted net income per limited partner unit is calculated by dividing limited partners’ interest in net income, less general partner incentive distributions, by the weighted average number of outstanding limited partner units during the period.

We compute earnings per unit using the two-class method for master limited partnerships. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

We calculate net income available to limited partners based on the distributions pertaining to the current period’s net income. After adjusting for the appropriate period’s distributions, the remaining undistributed earnings or excess distributions over earnings, if any, are allocated to the general partner and limited partners in accordance with the contractual terms of the partnership agreement under the two-class method.

Basic earnings per unit is computed by dividing net earnings attributable to unitholders by the weighted average number of units outstanding during each period. However, because our IPO was completed on November 10, 2014, the number of units issued following the IPO is utilized for the 2014 periods presented. Diluted net income per limited partner unit reflects the potential dilution that could occur if securities or agreements to issue common units, such as awards under the long-term incentive plan, were exercised, settled or converted into common units. When it is determined that potential common units resulting from an award subject to performance or market conditions should be included in the diluted net income per limited partner unit calculation, the impact is reflected by applying the treasury stock method. Diluted earnings per unit reflects the potential dilution of common equivalent units that could occur if equity participation units are converted into common units.

In accordance with ASC Topic 260- Earnings Per Share, Antero Water’s historical earnings of $22.2 million, for the period November 10, 2014 to December 31, 2014, are allocated entirely to the General Partner, since the Partnership and Antero Water are entities under common control.

The following table reflects the Partnership’s net income per common and subordinated unit:

	November 10, 2014 to December 31, 2014
	Limited Partners
(In thousands except per unit amounts)	Public common units	Antero common units	subordinated units	Total
Basic and diluted earnings per unit:
Earnings:
Distribution declared (1)	$4,338	$2,823	$7,161	$14,322
Distributions in excess of earnings	(2,090)	(1,360)	(3,450)	(6,900)
Total earnings	$2,248	$1,463	$3,711	$7,422
Weighted average units outstanding:
Basic and diluted	46,000	29,941	75,941	151,882
Net income attributable to Antero Midstream Partners LP subsequent to IPO per limited partner unit
Basic and diluted:
Total earnings per unit	$0.05	$0.05	$0.05

(1)         On February 2, 2015, we announced the board of directors of our general partner had declared a quarterly cash distribution of

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

$0.0943 per unit, totaling approximately $14 million. The quarterly cash distribution for the period November 10, 2014 to December 31, 2014 was calculated as a minimum quarterly distribution of $0.1700 per unit prorated for the period subsequent to the IPO. The distribution was payable on February 27, 2015 to unitholders of record on February 13, 2015.

(8)  Reporting Segments

The Partnership’s operations are located in the United States and are organized into two reporting segments: (1) gathering and compression and (2) water handling.

Gathering and Compression

The gathering and compression segment includes a network of gathering pipelines and compressor stations that transport oil and natural gas products from Antero’s wells in the Marcellus and Utica Shales.

Water Handling

The Partnership’s water handling segment includes two independent fresh water systems that source and deliver fresh water from the Ohio River and several regional waterways for well completion operations in Antero’s operating areas. These systems consist of permanent buried pipelines, surface pipelines and fresh water storage facilitates, as well as pumping stations and impoundments to transport the fresh water throughout the pipeline networks.

These segments are monitored separately by management for performance and are consistent with internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations. We evaluate the performance of the Partnership’s business segments based on operating income (loss).

Summarized financial information concerning the Partnership’s segments is shown in the following table (in thousands):

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

	Gathering and	Water	Consolidated
	Compression	Handling	Total
Year Ended December 31, 2012
Revenues:
Revenue - affiliate	$647	$—	$647

Operating expenses:
Direct operating	652	46	698
General and administrative	2,894	83	2,977
Depreciation	1,679	—	1,679
Total	$5,225	$129	$5,354
Operating (loss)	$(4,578)	$(129)	$(4,707)
Segment assets	$173,510	$6,898	$180,408
Capital expenditures for segment assets	$115,267	$2,080	$117,347

Year Ended December 31, 2013
Revenues:
Revenue - affiliate	$22,363	$35,871	$58,234

Operating expenses:
Direct operating	2,079	5,792	7,871
General and administrative	23,124	10,941	34,065
Depreciation	11,346	2,773	14,119
Total	$36,549	$19,506	$56,055
Operating income (loss)	$(14,186)	$16,365	$2,179
Segment assets	$578,089	$230,248	$808,337
Capital expenditures for segment assets	$389,340	$200,256	$589,596

Year Ended December 31, 2014
Revenues:
Revenue - affiliate	$95,746	$162,283	$258,029
Revenue - Third-party	—	8,245	8,245
Total revenues	$95,746	$170,528	$266,274

Operating expenses:
Direct operating	15,470	33,351	48,821
General and administrative	22,035	8,331	30,366
Depreciation	36,789	16,240	53,029
Total	$74,294	$57,922	$132,216
Operating income	$21,452	$112,606	$134,058
Segment assets	$1,395,121	$421,489	$1,816,610
Capital expenditures for segment assets	$553,582	$200,116	$753,698

(9)         Capital Leases

The Predecessor was obligated to make payments under capital leases covering pumping equipment that expire at various dates over the next seven years. In connection with Water Acquisition, assets under the leases were transferred to the Partnership debt free and these obligations were retained by Antero and are not obligations of the Partnership after the Water Acquisition. At December 31, 2013 and 2014, the gross amount of property and equipment and related accumulated amortization attributable to capital leases were as follows (in thousands):

	December 31,
	2013	2014
Pumping equipment	$1,625	$1,625
Less accumulated amortization	(17)	(100)
Total	$1,608	$1,525

ANTERO MIDSTREAM PARTNERS LP

Notes to Combined Consolidated Financial Statements (Continued)

Years Ended December 31, 2012, 2013, and 2014

Current and non-current capital lease obligations are included in other current liabilities and other liabilities, respectively, on the combined consolidated balance sheets. Amortization of assets held under capital leases is included in depreciation expense.

(10) Contingencies

Environmental Obligations

We are subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. We believe there are currently no such matters that will have a material adverse effect on our results of operations, cash flows or financial position.

(11)  Quarterly Financial Information (Unaudited)

Our quarterly financial information for the years ended December 31, 2013 and 2014 is as follows:

	First	Second	Third	Forth
	quarter	quarter	quarter	quarter
Year ended December 31, 2013
Total operating revenues	$6,318	$11,980	$16,994	$22,942
Total operating expenses	4,178	6,216	7,864	37,797
Operating income (loss)	2,140	5,764	9,130	(14,855)
Net income (loss)	2,121	5,720	9,078	(14,904)

Year ended December 31, 2014
Total operating revenues	$36,532	57,441	$71,583	$100,718
Total operating expenses	20,965	33,653	34,840	42,758
Operating income	15,567	23,788	36,743	57,960
Net income	15,309	22,380	34,288	55,898